Exhibit 10.15

                              EMPLOYMENT AGREEMENT

                                     between

                             SOVEREIGN BANCORP, INC.

                                       and

                                 JAMES D. HOGAN

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     THIS AGREEMENT ("Agreement") made as of this 1st day of June, 2001, between
SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("SBI" or "Corporation"), and JAMES D. HOGAN, an individual (the "Executive").

                                   WITNESSETH:

     WHEREAS, Sovereign Bank, a federal savings bank (the "Bank") is a wholly owned subsidiary of SBI; and

     WHEREAS, SBI and the Executive desire to enter in an agreement regarding, among other things the employment of the Executive by SBI.

                                   AGREEMENT:

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Employment. SBI hereby employs the Executive, and the Executive hereby accepts employment with the SBI, on the terms and conditions set forth in this Agreement.

     2. Duties of Employee. The Executive shall perform and discharge well and faithfully such duties as an executive officer of SBI as may be assigned to the Executive from time to time by the Board of Directors or the Chief Executive Officer of SBI. The Executive initially shall be employed as Chief Financial Officer of SBI, and shall hold such other titles as may be given to him from time to time by the Board of Directors of SBI. The Executive shall devote his full time, attention and energies to the business of SBI and shall not, during the Employment


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Period (as defined in Section 3 hereof), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this Section 2 shall not be construed as preventing the Executive from (a) investing the Executive's personal assets, (b) acting as a member of the Board of Directors of any other corporation or as a member of the Board of Trustees of any other organization, or (c) being involved in any other activity with the prior approval of the Chief Executive Officer of SBI.

     3. Period of Employment and Termination During Period. The Executive's employment under this Agreement shall be for a period (the "Employment Period") commencing upon the date the conditions to approval of this Agreement fixed by the federal Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC") have been met, and ending on April 30, 2004 (or such later date as the parties shall mutually agree) pursuant to Section 17 hereof, unless the Executive's employment is sooner terminated in accordance with Section 5 hereof or one of the following provisions:

          (a) The Executive's employment under this Agreement may be terminated at any time during the Employment Period for "Cause" (as herein defined), by action of the Chief Executive Officer or Board of Directors of SBI, upon giving notice of such termination to the Executive at least fifteen (15) days prior to the date upon which such termination shall take effect. As used in this Agreement, "Cause" means any of the following events:

          (i) The Executive is convicted of, enters a plea of guilty or nolo contendere to, or enters a pre-disposition diversion program with respect to a felony, a crime of dishonesty, or a crime involving


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fraud or moral turpitude, or the actual incarceration of the Executive for a period of forty-five (45) consecutive days;

          (ii) The Executive willfully fails to follow the lawful instructions of the Chief Executive Officer or Board of Directors of SBI after the Executive's receipt of written notice of such instructions, other than a failure resulting from the Executive's incapacity because of physical or mental illness;

          (iii) The Executive repeatedly fails in any material respect to perform the reasonable duties required of the Executive under Section 2 hereof following written notice of such failure from the Board of Directors or the Chief Executive Officer of SBI;

          (iv) The Executive willfully violates SBI's or the Bank's Code of Conduct as it may be amended from time to time or any material banking statute or regulation, or any final cease and desist order applicable to SBI or the Bank;

          (v) The OTS, FDIC or any government regulatory agency having jurisdiction over SBI or the Bank recommends or orders that SBI terminate the employment of the Executive or relieve him of his duties;

          (vi) The Executive engages in an activity that results in a breach of fiduciary duty involving receipt of personal profit by the Executive at the expense of the Bank;


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          (vii) The Executive commits a significant act of personal dishonesty or willful misconduct, or performs his duties under this Agreement in an incompetent manner; or

          (viii) The Executive materially breaches any material provision of this Agreement.

     If the Executive's employment is terminated under the provisions of this
Section 3(a), then all rights of the Executive under Section 4 hereof shall cease as of the effective date of such termination.

          (b) The Executive's employment under this Agreement may be terminated at any time during the Employment Period without "Cause" (as defined in Section 3(a) hereof), by action of the Board of Directors of SBI, upon giving notice of such termination to the Executive at least thirty (30) days prior to the date upon which such termination shall take effect. If the Executive's employment is terminated under the provisions of this Section 3(b), then the Executive shall be entitled to receive the compensation and benefits set forth in Section 6 or
Section 7 hereof, whichever shall be applicable. To the extent the Executive becomes entitled to and receives the payment and benefits set forth in Section 6 or 7, such payments and benefits shall constitute liquidated damages for any possible breach of this Agreement by SBI and shall represent the maximum extent of liability therefore that the Executive can claim against SBI or any of its subsidiaries, including the Bank. Such payments and benefits are solely the responsibility of SBI.

          (c) If the Executive retires or dies, the Executive's employment under this Agreement shall be deemed terminated as of the date of the Executive's retirement or death, and all rights of the Executive under Section 4 hereof shall


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cease as of the date of such termination and any benefits payable to the
Executive shall be determined in accordance with the retirement and insurance programs of SBI, including the eligibility provisions, then in effect.

          (d) If the Executive is incapacitated by accident, sickness, or otherwise so as to render the Executive mentally or physically incapable of performing the services required of the Executive under Section 2 of this Agreement for a continuous period of six (6) months, then, upon the expiration of such period or at any time thereafter, by action of the Board of Directors of SBI, the Executive's employment under this Agreement may be terminated immediately upon giving the Executive notice to that effect. If the Executive's employment is terminated under the provisions of this Section 3(d), then all rights of the Executive under Section 4 hereof shall cease as of the last business day of the week in which such termination occurs and any benefits payable to the Executive shall be determined in accordance with the retirement and insurance programs of SBI then in effect.

          (e) If Executive voluntarily terminates his employment hereunder without Good Reason as provided in Section 5, then all rights of the Executive under Section 4 hereof shall cease as of the effective date of such termination.

     4. Employment Period Compensation.

          (a) Salary. For services performed by the Executive under this Agreement, SBI shall pay the Executive a salary during the Employment Period, at the rate of Three Hundred Thousand Dollars ($300,000) per year, payable at the same times as salaries are payable to other executive employees of SBI. SBI may, from time to time, increase, but may not decrease, the Executive's salary, and any and all such increases shall be deemed to constitute amendments to this


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Section 4(a) to reflect the increased amounts, effective as of the dates established for such increases by the Chief Executive Officer or by the Board of Directors of SBI in the resolutions authorizing such increases.

          (b) Bonus. SBI shall pay to Executive such bonuses as Executive earns under the SBI leaders incentive program or programs for which comparable executives of SBI are eligible. In addition, SBI may, from time to time, pay such other bonus or bonuses to the Executive as the Board of Directors of SBI, in its sole discretion, deems appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of SBI to the Executive provided in this Agreement.

          (c) Other Benefits. SBI will provide the Executive, during the Employment Period, with insurance, vacation, retirement, and other fringe benefits in the aggregate not less favorable than those received by other comparable executive employees of SBI.

          (d) Relocation Reimbursement. The Executive shall receive reimbursement for reasonable and necessary moving expenses up to a maximum of $15,000 in connection with relocating his home to the Wyomissing, PA area, which amount shall be increased by the amount necessary to compensate the Executive for any income taxes he is required to pay on such reimbursement.

     5. Resignation of the Executive for Good Reason.

          (a) The Executive may resign for "Good Reason" (as herein defined), provided the event constituting such occurs at any time during the twelve
(12)-month period following a "Change in Control" (as defined in Section 5(b)


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hereof), as hereinafter set forth. As used in this Agreement, "Good Reason"
means any of the following:

          (i) Any material reduction in title or a substantial reduction in the Executive's responsibilities or authority, including such responsibilities and authority as the same may be increased at any time during the term of this Agreement, or the assignment to the Executive of duties inconsistent with the Executive's status as Chief Financial Officer of SBI

          (ii) Any reassignment of the Executive which requires the Executive to be based anywhere more than fifty (50) miles from the location of the Executive's primary office immediately preceding the Change in Control;

          (iii) Any reduction in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

          (iv) Any failure to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the retirement, life insurance, medical, health and accident, disability or other employee plans of SBI in which the Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control unless such reduction is part of a reduction applicable proportionately to all comparable executives of SBI;


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          (v) Any failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 16 hereof; or

          (vi) Any material breach of this Agreement of any nature whatsoever.

     A resignation from employment under this Agreement shall be by a notice in writing (the "Notice of Termination") delivered to SBI (or its successor) within ninety (90) days after the occurrence of the event constituting Good Reason, and the provisions of Section 6 hereof shall thereupon apply.

          (b) As used in this Agreement, "Change in Control" means a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as enacted and in force on the date hereof, whether or not SBI is then subject to such reporting requirement; provided, however, that, without limitation, the first to occur of any of the following events shall constitute a Change in Control:

          (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act except for any of the Corporation's employee benefit plans, or any entity holding the Corporation's voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the "Benefit Plan(s)"), is or becomes the beneficial owner, directly or indirectly, of the Corporation's securities representing 19.9% or more of the combined voting power of the Corporation's then outstanding securities other than pursuant to a transaction described in (iv) below;


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          (ii) there occurs a contested proxy solicitation of the Corporation's shareholders that results in the contesting party obtaining the ability to vote securities representing 19.9% or more of the combined voting power of the Corporation's then outstanding securities;

          (iii) a binding written agreement is executed (and, if legally required, approved by the Corporation's shareholders) providing for a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation or of the Bank to another entity, except to an entity controlled directly or indirectly by the Corporation;

          (iv) the shareholders of the Corporation approve a merger, consolidation, or other reorganization of the Corporation, unless:

               A. under the terms of the agreement approved by the Corporation's shareholders providing for such merger, consolidation or reorganization, the shareholders of the Corporation immediately before such merger, consolidation or reorganization, will own, directly or indirectly immediately following such merger, consolidation or reorganization at least 51% of the combined voting power of the outstanding voting securities of the Corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the


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          voting securities immediately before such merger, consolidation or reorganization;

               B. under the terms of the agreement approved by the Corporation's shareholders providing for such merger, consolidation or reorganization, the individuals who were members of the Board of Directors of the Corporation immediately prior to the execution of such agreement will constitute at least 51% of the members of the board of directors of the Surviving Corporation after such merger, consolidation or reorganization; and

               C. based on the terms of the agreement approved by the Corporation's shareholders providing for such merger, consolidation or reorganization, no Person (other than (1) the Corporation or any subsidiary of the Corporation, (2) any Benefit Plan (3) the Surviving Corporation or any subsidiary of the Surviving Corporation, or (4) any Person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of 19.9% or more of the then outstanding voting securities) will have beneficial ownership of 19.9% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities;

          (v) a plan of liquidation or dissolution of the Corporation, other than pursuant to bankruptcy or insolvency laws, is adopted;


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          (vi) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board of Directors of the Corporation cease for any reason to constitute at least a majority of the Board of Directors of the Corporation unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

          (vii) the occurrence of a Triggering Event within the meaning of the Rights Agreement dated as of September 19, 1989, as amended by the Amendment to Rights Agreement dated as of September 27, 1995 between the Corporation and Chemical Bank, as rights agent.

     Notwithstanding clause (i) of the preceding paragraph, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of the Corporation's securities representing 19.9% or more of the combined voting power of the Corporation's then outstanding securities solely as a result of an acquisition by the Corporation of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 19.9% or more of the combined voting power of the Corporation's then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 19.9% or more of the combined voting power of the Corporation's then outstanding securities by reason of share purchases by the Corporation and shall, after such share purchases by the Corporation, become the beneficial owner, directly or indirectly, of any additional voting securities of the Corporation (other than as a result of a stock split, stock


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dividend or similar transaction), then a Change in Control of the Corporation shall be deemed to have occurred with respect to such Person under clause (i) of the preceding paragraph. In no event shall a Change in Control of the Corporation be deemed to occur under such clause (i) above with respect to Benefit Plans.

     6. Rights in Event of Termination of Employment After Change in Control. In the event that Executive resigns from employment for Good Reason following a Change in Control, by delivery of a Notice of Termination to SBI or its successor, or Executive's employment is terminated by SBI or its successor without Cause after a Change in Control, Executive shall be entitled, subject to controlling statute or regulation, to receive the amounts and benefits set forth in this section.

          (a) For a period equal to the greater of two (2) years from the date of termination of employment or the remaining term of this Agreement, Executive shall be paid his Current Compensation at Termination.

          (i) For purposes of this section, the term "Current Compensation at Termination" means the sum of (A) the Executive's base salary as of the date of termination of employment (or prior to any reduction thereof resulting in Good Reason for resignation), and (B) a dollar amount equal to the highest of the awards Executive received as bonuses in any of the three
     (3) calendar years preceding the year in which the termination of employment occurs.

          (ii) Amounts required to be paid to Executive under Section 6(a) shall be paid in bi-weekly installments conforming to normal payroll dates, beginning thirty (30) days following the date of termination of employment.


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          (b) For a period equal to the greater of two (2) years from the date of termination of employment or the remaining term of this Agreement, Executive shall receive a continuation of all medical insurance benefits in effect with respect to Executive as of the date of termination of employment or, if SBI cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost after-tax to Executive of obtaining such benefits (or substantially similar benefits), net of the amount payable by current employees of SBI for such insurance coverage during such period.

          (c) Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 6 by seeking employment or otherwise; nor shall any amounts or benefits payable or provided hereunder be reduced in the event he/she does secure employment.

     7. Rights in Event of Termination of Employment Without Cause in Absence of Change in Control. In the event that Executive's employment is terminated by SBI without Cause and no Change in Control shall have occurred at the date of such termination, Executive shall be entitled, subject to controlling statute or regulation, to receive for a period equal to the greater of two (2) years from the date of termination of employment or the remaining term of this Agreement his base salary as of the date of termination of employment, in accordance with the following conditions:

          (a) Amounts required to be paid to Executive under this Section 7 shall be paid in bi-weekly installments conforming to normal payroll dates, beginning thirty (30) days following the date of termination of employment.

          (b) For a period equal to the greater of two (2) years from the date of termination of employment or the remaining term of this Agreement, Executive

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shall receive a continuation of all medical insurance benefits in effect with respect to Executive as of the date of termination of employment or, if SBI cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost after-tax to Executive of obtaining such benefits (or substantially similar benefits), net of the amount payable by current employees of SBI for such insurance coverage during such period.

     (c) Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 7 by seeking employment or otherwise; nor shall any amounts or benefits payable or provided hereunder be reduced in the event he/she does secure employment.

     8. Excise Tax Matters. In the event that the amounts and benefits payable under this Agreement, when added to other amounts and benefits which may become payable to the Executive by SBI, are such that he becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), SBI shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rates. All calculations required to be made under this subsection shall be made by SBI's independent public accountants, subject to the right of Executive's representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or


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reimbursed no later than fifteen (15) days following confirmation of such amount by SBI's accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code
Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

     9. Covenant Not to Compete; Non-Solicitation of Customers and Employees.

          (a) The Executive hereby acknowledges and recognizes the highly competitive nature of the business of SBI and of the Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, the Executive shall not:

          (i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in any business in which SBI or one of its subsidiaries, including the Bank, is engaged at the date of termination of employment (the "Business") in any geographic area in which, at any time during the Employment Period, SBI or any of its subsidiaries, including the Bank, conducts the Business (the "Non-Competition Area"); or


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          (ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in the Business in the Non-Competition Area; or

          (iii) engage in any of the foregoing types of business with, or solicit the sale of or sell any financial service or product relating to the Business to, any customer or client of SBI or any of its subsidiaries, including the Bank; or

          (iv) solicit or hire any employees of SBI or any of its subsidiaries, including the Bank, who are engaged in the Business or induce any of such employees to terminate their employment relationship with SBI or any of its subsidiaries, including the Bank.

          (b) It is expressly understood and agreed that, although the Executive and the Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for SBI and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

          (c) The provisions of this Section 9 shall be applicable commencing on the date of this Agreement and ending on the date that is twelve (12) months following the Executive's termination of employment unless the Executive's employment is terminated without Cause as provided in Section 3(b) or


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the Executive resigns for Good Reason as provided in Section 5, in which case the provisions of this Section 8 shall be applicable on the date of this Agreement and ending on the date of termination of the Executive's employment. In the event the Executive's employment terminates as a result of his notice to SBI of his non-agreement to renewal of this Agreement, the provisions of this
Section 9 shall be fully applicable to him. In the event termination of the Executive's employment is as a result of SBI's notice to him of its non-agreement to renewal of this Agreement, the provisions of this Section 9 shall not apply to the Executive beyond the termination date; provided, however, that for a period of twelve (12) months following the termination date, the Executive shall be subject to the prohibitions set forth in subsections (a)(iii) and (iv) of this Section 9.

     10. Confidential Information.

          (a) The Executive agrees that all customer lists, files and records now or hereafter used by SBI or any of its subsidiaries, including the Bank, are the property of SBI and are its trade secrets. Accordingly, the Executive acknowledges that SBI's trade secrets as they may exist from time to time and other confidential information concerning the SBI's business, products, technical information, sales activities, procedures, promotion, pricing techniques, business plans, customer and dealer lists and credit and financial data concerning customers are valuable, special and unique assets of SBI, access to and knowledge of which are essential to the performance of the Executive's duties under this Agreement. In light of the highly competitive nature of the industry in which the business of the SBI and its subsidiaries, including the Bank, is conducted, the Executive further agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by the Executive as a result of employment by SBI shall be considered confidential information. In


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recognition of this fact, the Executive agrees that the Executive will not, during or after the Employment Period, disclose any of such confidential information to any person or other entity for any reason or purpose whatsoever, except as necessary in the performance of the Executive's duties as an employee of or consultant to the SBI or any of its subsidiaries, including the Bank, nor shall the Executive make use of any such confidential information for the Executive's own purposes or for the benefit of any person or other entity (except SBI and its subsidiaries, including the Bank) under any circumstances during or after the Employment Period.

          (b) Notwithstanding the provisions of Section 10(a) of this Agreement, the Company acknowledges and agrees that SBI's trade secrets and confidential information shall not be deemed to include (1) information which was in the Executive's possession prior to the Executive's employment by SBI and is not known by the Executive to be subject to another confidentiality agreement with or other obligation of secrecy to SBI or any of its subsidiaries, including the Bank, (2) information which becomes generally available to and known by the public other than as a result of disclosure by the Executive or (3) information which becomes generally available to the Executive on a non-confidential basis from a source other than SBI or any of its subsidiaries, including the Bank, provided such source is not known by the Executive to be bound by a confidentiality agreement with or other obligation of secrecy to SBI or any of its subsidiaries, including the Bank. In addition, nothing contained herein shall be deemed to preclude the Executive from responding to requests for information or inquiries from the OTS or the FDIC.

     11. Arbitration. SBI and the Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement or concerning the termination of their employment relationship


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or otherwise, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all claims, disputes, disagreements and questions of interpretation concerning this Agreement, or arising under any statute, ordinance or regulation, or arising under common law are to be submitted for resolution to the American Arbitration Association (the "Association") in Philadelphia, Pennsylvania, in accordance with the employment dispute rules and procedures of the Association. SBI, or the Executive, may initiate an arbitration proceeding at any time by giving notice to the others in accordance with the rules of the Association. A single arbitrator shall be selected, pursuant to the Association's procedures, to conduct the proceeding. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to the claims asserted. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact or law, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, SBI, and the Executive, shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

     12. Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Executive, in the case of notices to the Executive, and to the principal office of SBI, in the case of notices to SBI.

     13. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing


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and signed by the Executive and the Chief Executive Officer of SBI or such other executive specifically designated by the Board of Directors of SBI. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     14. Assignment. This Agreement shall not be assignable by either party hereto, except by SBI to any successor in interest to the business of SBI.

     15. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreement of the parties.

     16. Successors, Binding Agreement.

          (a) SBI will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of SBI to expressly assume and agree to perform this Agreement in the same manner and to the same extent that SBI would be required to perform it if no such succession had taken place. Failure by SBI to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 6 hereof shall apply. As used in this Agreement, "SBI" shall mean SBI as hereinbefore defined and any successor to the respective business and/or assets of SBI as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.


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          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is no such designee, to the Executive's estate.

     17. Termination.

          (a) Unless the Executive's employment is terminated pursuant to the provisions of Section 3 or Section 5 hereof, the term of this Agreement shall:

          (i) Initially be a term commencing upon the date the conditions to approval of this Agreement fixed by the OTS and FDIC have been met, and ending on April 30, 2004; and

          (ii) Thereafter for such term as the parties mutually agree.

          (b) Any termination of the Executive's employment under this Agreement or of this Agreement shall not affect the provisions of Sections 6, 7, 8, 9,10 or 11 hereof which shall survive any such termination and remain in full force and effect in accordance with their respective terms.

          (c) To the extent the Executive receives from the Bank any of the compensation set forth in Section 4 hereof prior to this Agreement becoming effective pursuant to this Section 17, the Executive shall not be entitled to receive such compensation from SBI hereunder.

     18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     19. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflict of laws) of the Commonwealth of Pennsylvania.

     20. Headings. The headings of the Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

     21. Effective Date; Termination of Prior Agreement. This Agreement shall become effective on the date set forth in Section 3. Upon the execution and delivery of this Agreement by the parties hereto, any prior agreement, whether oral or written, relating to the subject matter hereof, shall be automatically terminated and be of no further force or effect.

     22. Representation. SBI represents to the Executive that this Agreement has been fully authorized by all necessary corporate action.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    SOVEREIGN BANCORP, INC.

                                    By /s/ Jay S. Sidhu                   (SEAL)
                                       ----------------------------------
                                           President

                                    Attest: /s/ David A. Silverman
                                            -----------------------------
                                                Secretary

                                    ("SBI")

                                    /s/ James D. Hogan                    (SEAL)
                                    -------------------------------------
                                    James D. Hogan

                                    ("Executive")